+1 855-4TAXULO x 102

Northern CA: 3031 Tisch Way #10, San Jose, CA, 95128

Southern CA: 450 North Brand Blvd., Glendale, CA, 91203

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the Offering Circular, which forms a part of the Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated May 18, 2026, relating to the consolidated balance sheet of Ark7 Properties Advance LLC and its wholly owned series LLC subsidiary, Series #TPVS2, Series #ESMYO, Series #6MWZZ, Series #BULMO, Series #ICBTL, Series #NETKE, Series #HEEMV, Series #DJGLA, Series #8S8XK, Series #IDUGO, Series #LOZV7, Series #9WWAJ, Series #JVI51, Series #UZMTK, Series #PJI26 as of December 31, 2025, and the related statements of income, member's equity, and cash flows for the year ended, and the related notes to the financial statements.

/s/ Norbie Gaerlan

Norbie Gaerlan, CPA

450 N. Brand Blvd

Glendale, CA 91203

June 17, 2026